Consent of Independent Auditors




The Board of Directors
Delta Petroleum Corporation:


We consent to the incorporation by reference in the registration statement (No. 33-87106) on Form S-8 and in the registration statements (No. 333-33380 and 33-91452) on Form S-3 of Delta Petroleum Corporation of our report dated August 11, 2000 relating to the consolidated balance sheets of Delta Petroleum Corporation and subsidiary as of June 30, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the years then ended which report appears in the June 30, 2000 Annual Report on Form 10-KSB of Delta Petroleum Corporation.


                                        s/KPMG LLP
                                        KPMG LLP


Denver, Colorado
August 14, 2000